Exhibit 99.6

November 24, 2020

Hennessy Capital Acquisition Corp. IV
3485 N. Pines Way, Suite 110
Wilson, Wyoming 83014

Consent to Reference in Proxy Statement/Prospectus

Hennessy Capital Acquisition Corp. IV (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Rainer Schmueckle
Name: Rainer Schmueckle